Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED Employment Agreement (“Agreement”) is made and executed effective as of July 1, 2012 (the “Effective Date”), by and between Midwest Energy Emissions Corp., a Delaware corporation (the “Company”), and Richard H. Gross (“Employee”).

RECITALS:

WHEREAS, the Company and Employee entered into an employment agreement, dated as of September 19, 2011 (the “Employment Agreement”); and

WHEREAS, the Company and the employee wish to amend and restate the Employment Agreement in order to contemplate certain additional and revised terms.

NOW, THEREFORE, in consideration of the mutual undertakings of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree that the Employment Agreement is hereby terminated and amended and restated in its entirety as follows:

1.                  Employment. The Company hereby employs Employee, and Employee hereby accepts employment with the Company, on the terms and conditions set forth in this Agreement. During the Term (as defined below), Employee shall serve as the Chief Financial Officer of the Company (unless earlier terminated pursuant to the terms of this Agreement). Employee’s duties and responsibilities as an employee of the Company shall include financial and tax accounting reporting and management, administration and human resource support, and other services as are reasonably expected from a person in the position of the Chief Financial Officer of the Company, and/or such other or additional duties and responsibilities as are reasonably assigned to Employee from time to time by the President, Chief Executive Officer or Board of Directors of the Company (the “Board”). While serving as Chief Financial Officer, Employee shall report to the President.

2.                  Devotion to Duties. Employee shall devote such time, attention, energy, skill and efforts to his duties and responsibilities hereunder and to the business of the Company and, as applicable, its Affiliates (as defined below), as is reasonably necessary to enable Employee to carry out such duties efficiently and effectively. During the Term, Employee shall not be engaged in any other business activity that conflicts with his duties and responsibilities to the Company or with the business of the Company, whether or not such business activity is pursued for gain, profit or other pecuniary advantage.

3.                  Location. Employee shall perform his services as Chief Financial Officer from the Company’s current headquarters existing as of the date hereof, or at such location as otherwise mutually agreed to between the Company and Employee. Employee shall be required to travel from time to time as is necessary to perform his duties and responsibilities on behalf of the Company.

4.                  Compensation.

(a)                Base Salary. For all services rendered by Employee under this Agreement, the Company shall compensate Employee (i) beginning on the Effective Date and continuing through December 31, 2012, at an annual base rate of $130,000 per year, and (ii) beginning on January 1, 2013 and continuing during the Term, at an annual base rate of $150,000 per year, in all cases, payable in accordance with the Company’s standard payroll procedures, as may exist from time to time (such annual salary, as such may be amended from time to time, the “Base Salary”). Beginning January 1, 2014, Employee will be eligible for a raise in Base Salary if such is deemed appropriate by the Board

(b)               Stock Grant. Provided that Employee remains an Employee of the Company on January 1, 2014 (the “Grant Date”), the Company shall issue to Employee 100,000 shares of common stock of the Company (the “Granted Stock”). On the Grant Date, the Company shall withhold shares of common stock from the Stock Grant in an amount sufficient to cover all federal, state and local taxes required by law to be withheld with respect to the Granted Stock issued hereunder.

Notwithstanding the previous sentence of this Section 4(b), if the Employee (i) is terminated for Cause, or (ii) voluntarily resigns prior to the Grant Date, the Company’s obligation to issue the Granted Stock to the Employee shall be terminated. In the event of Employee’s death or Disability (as defined below) or upon Employee’s resignation for Good Reason (as defined below), the Company shall be obligated to issue the Granted Stock on the Grant Date. Upon a Change in Control (as defined below) of the Company, the Granted Stock shall be issued on, or as promptly as practical after, the date that the Change in Control occurs, but in no event later than 10 calendar days after the Change in Control occurs.

A “Change in Control” for the purpose of this Agreement will be deemed to have occurred if, at any time:

                        (i)       the Board or the shareholders of the Company approve a consolidation or merger that results in the shareholders of the Company immediately prior to the transaction giving rise to the consolidation or merger owning less than 50% of the total combined voting power of all classes of equity securities entitled to vote of the surviving entity immediately after the consummation of the transaction giving rise to the merger or consolidation;

                        (ii)       the Board or the shareholders of the Company approve the sale of substantially all of the assets of the Company;

                        (iii)       any person or other entity (other than the Company or a subsidiary of the Company or any employee benefit plan (including any trustee of any such plan acting in its capacity as trustee) of the Company) purchases any common shares (or securities convertible into common shares) pursuant to a tender or exchange offer without the prior consent of the Board, or becomes the beneficial owner of securities of the Company representing 33% or more of the voting power of the Company’s outstanding securities, provided, however, that a sale or transfer of the equity interests of the Company that are currently owned by Rick MacPherson shall not constitute a Change in Control; or

                        (iv)       during any two-year period, individuals who at the beginning of such period constitute the entire Board cease to constitute a majority of the Board, unless the election or the nomination for election of each new director is approved at least two-thirds of the directors then still in office who were directors at the beginning of that period.

(c)                Benefits. During the Term, Employee may participate in group health plans, retirement plans, incentive plans and other employee benefits that may from time to time be made generally available to executive employees of the Company subject to the eligibility requirements and other terms, conditions, plans and policies thereof of general applicability (including applicable employee contributions). The Company and its Affiliates reserve the right to change, amend or terminate any perquisites or benefits provided to senior management, or other employees in their sole discretion. Eligibility for any and all such benefits provided in this Section 4(c) shall terminate on the expiration or earlier termination of the Term, except as otherwise required by law. Employee shall be subject to the policies or procedures that the Company or its Affiliates may adopt or implement from time to time with respect to its senior management.

(d)               Vacation. During the Term, Employee shall be entitled to four weeks of paid vacation per year.

(e)                Expense Reimbursement. The Company will reimburse Employee for (or, at the Company’s option, pay) business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his services hereunder during the Term, in accordance with the policies of the Company, subject to Employee submitting appropriate receipts and other documentation in reasonable detail to the President.

(f)                Withholding. The Company shall be entitled to withhold such amounts on account of employment and payroll taxes and similar matters required by applicable law, rule or regulation of any appropriate governmental authority.

5.                  Term. The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall extend from that date for a period of three years, unless earlier terminated as provided in Section 6 of this Agreement.

6.                  Termination.

(a)                Termination Without Cause. Prior to the end of the Term, the Company may terminate this Agreement and Employee’s employment hereunder at any time upon giving 30 days prior written notice to Employee.

(b)               Termination for Cause. Prior to the end of the Term, the Company may terminate this Agreement and Employee’s employment hereunder for Cause, upon giving written notice thereof to Employee. For purposes of this Agreement, “Cause” means any of the following:

(i)                 Employee’s conviction of, indictment for (or its procedural equivalent), or entering of a guilty plea or plea of no contest with respect to any felony or any crime of moral turpitude;

(ii)               the commission by Employee of any act of gross negligence, gross incompetence, intentional misconduct or repeated insubordination in the performance of Employee’s duties as an employee of the Company or its Affiliates;

(iii)             the commission by Employee of any act of fraud, embezzlement, theft or dishonesty with respect to the Company or its Affiliates or in connection with Employee’s employment hereunder;

(iv)             Employee’s continued insobriety, abuse of alcohol or use of illegal drugs or other acts or conduct that results in material public disgrace or disrepute for Employee or the Company;

(v)               Employee’s failure to comply with the directives or policies of the Company; or

(vi)             Employee’s material breach of this Agreement.

(c)                Voluntary Resignation. Prior to the end of the Term, Employee may voluntarily resign and thereby terminate this Agreement and his employment hereunder, at any time upon at least 30 days prior written notice to the Company.

(d)               Resignation for Good Reason. Prior to the end of the Term, Employee may resign and thereby terminate this Agreement and his employment hereunder for Good Reason if (i) he gives the Company at least 30 days prior written notice of such termination, which notice must be given within 30 days after the initial occurrence of the event constituting Good Reason and set forth in reasonable detail the occurrence act, deficiency, conduct, breach or failure of the Company that constitutes Good Reason (“Good Reason Notice”), and (ii) the Company fails to cure (as determined by the Board in good faith) such occurrence, act, deficiency, conduct, breach or failure during the period of 30 days immediately following the date such Good Reason Notice is given to the Company. For purposes of this Agreement, “Good Reason” means any of the following undertaken without the consent of Employee:

(i)                 The Company’s breach of this Agreement;

(ii)               A material reduction by the Company of Employee’s salary; or

(iii)             A material diminution by the Company in Employee’s level of duties, authority or responsibilities for the Company.

(e)                Death. Prior to the end of the Term, this Agreement and Employee’s employment hereunder shall terminate automatically upon Employee’s death.

(f)                Disability. In the event that Employee is unable to perform his services under this Agreement, due to physical or mental disability or incapacity, for a continuous period of at least 90 days, or a total of at least 120 days during any 12 month period, during the Term of this Agreement, or if Employee is determined to be disabled under the Company’s or its Affiliates’ long-term disability plan (if such exists) (each, a “Disability”), the Company may terminate the Term and Employee’s employment hereunder upon written notice, subject to the Americans with Disabilities Act of 1990, as amended, and other applicable law.

(g)                Expiration. The Term and Employee’s employment hereunder shall terminate upon expiration of the Term as provided herein. The expiration of the Term shall not constitute termination without Cause or for Good Reason.

(h)               Return of Materials. Upon termination of Employee’s employment hereunder for any reason, Employee shall deliver promptly to the Company all computers, keys, telephones, other electronic devices, card keys, credit cards, files, correspondence, memoranda, notes, records, drawings, sketches, plans, lists or other documents or property of the Company or its Affiliates, which are in Employee’s possession, custody or control.

(i)                 Resignation From Boards. Upon termination of Employee’s employment hereunder for any reason, Employee agrees to resign, as of the date of such termination and to the extent applicable, as a director, manager, governor and/or officer of the Company or its Affiliates.

(j)                 Provisions that Survive Termination of Employment. All rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination or expiration of employment and the Term, except that Sections 4(b), 6(h), 6(i), 6(j), 7, 8, 9, 10 and 11 shall survive such termination or expiration in accordance with their terms.

7.                  Severance Benefits.

(a)                Earned Salary. Upon termination of Employee’s employment for any reason, Employee shall be entitled to the following (collectively, the “Accrued But Unpaid Compensation”);

(i)                 Any Base Salary earned, but unpaid, prior to such termination;

(ii)               Reimbursement for any unreimbursed business expenses properly incurred by Employee in accordance with Section 4(e) hereof prior to the date of termination, so long as claims for such reimbursement (accompanied by appropriate receipts and other supporting documentation) are submitted to the Company within 45 days following the date of termination; and

(iii)             Such employee benefits, if any, as to which Employee may be entitled under the terms and conditions of the Company’s retirement plans or other employee benefit plans as of such termination.

No other compensation or benefits will be due or payable to Employee upon or after any termination expiration of this Agreement, except as expressly provided otherwise in Section 4(b) and in subsection (b) of this Section 7 or as required by law.

(b)               Severance Upon Termination Without Cause or Resignation for Good Reason. If (i) the Company terminates this Agreement and employment of Employee other than for Cause, death, Disability or expiration of this Agreement, or (ii) Employee resigns and terminates this Agreement and his employment for Good Reason, then, in addition to all Accrued by Unpaid Compensation payable to Employee hereunder, and conditioned upon and subject to Employee executing and delivering to the Company (and not revoking) a written release of claims in favor of the Company and its subsidiaries, Affiliates, directors, officers, shareholders, employees, agents, representatives, successors and assigns relating to Employee’s employment with the Company and the termination thereof which is reasonably satisfactory in form and substance to the Company (“Release”), the Company shall continue to pay to Employee his Base Salary as in effect immediately prior to such termination (the “Severance Payments”) for the number of months or partial months remaining during the Term from the date of such termination (the “Severance Period”). The Severance Payments shall be payable in accordance with the Company’s standard payroll procedures, as such may exist from time to time, commencing with the first payday that occurs at least five business days after the date on which the Release becomes fully effective and is no longer subject to revocation by Employee under the terms thereof, and shall be subject to applicable withholdings.

8.                  Cooperation. During the Term and thereafter, Employee shall reasonably cooperate with the Company, as reasonably requested by the Company, in any internal investigation or administrative, regulatory or judicial proceeding relating to matters that occurred during the Term.

9.                  No Conflicting Agreements. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee and his employment by the Company and the performance of his duties and responsibilities hereunder will not violate or be a breach of any agreement with a former employer or any other person.

10.              Restrictive Covenants.

(a)                Definitions.

(i)                 “Affiliate” means a Person Controlling, Controlled by or under common Control with, another Person.

(ii)               “Confidential Information” means all information, trade secrets, inventions, data, processes, or other records relating to the Company’s or its Affiliates’ business, financial affairs, or operations, including, but not limited to, information related to past, present or future business plans, strategic plans, technical data, technology, source code, software, product or service requirements, customers, financial information, sales information, product design, research and development, prices and methods of pricing, marketing techniques and plans, unannounced products, product and process information, any rates, analyses, summaries, compilations, studies or other records and any other information which, if disclosed to others, might be competitively detrimental to the Company, whether disclosed in any tangible, written, oral, electronic, visual, or other medium.  Confidential Information shall also include all information, know-how, trade secrets, technical data, non-technical data, or other confidential information concerning the operations, projects, organization, business, or finances of the Company or any third party to which the Company owes a duty of confidentiality, in whatever form (whether disclosed in any tangible, written, oral, electronic, visual, or other medium), that Company or its Representatives (as defined below) learns, generates, or acquires in conjunction with the prospective business or business relationship with the Company.

Notwithstanding the foregoing, Confidential Information shall not include information or data which: (i) was independently developed by Company or its Representatives, provided that such information or data is not subject to another confidentiality agreement or other obligation of secrecy to the Company; (ii) becomes available to the public other than as a result of disclosure by Company or its Representatives; (iii) becomes available to Company or its Representatives on a non-confidential basis from a source other than the Company or its Representatives, so long as that source is not prohibited from disclosing such information or data to Company based on another confidentiality agreement or other obligation of secrecy to the Company; or (iv) was already in the possession of Company or its Representatives, as evidenced by written documentation, prior to receiving such information from the Company.

(iii)             “Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through ownership of voting securities or equity ownership, by contract or otherwise, including the holding of more than 50% of the outstanding equity securities or voting rights of another Person.

(iv)             “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other legal entity, or a governmental entity or any department, agency or political subdivision thereof.

(v)               “Customer” means any consumer, retailer, wholesaler, dealer, distributor or other Person (or any Affiliate thereof), which, at any time during the Term, purchased any product or service distributed, marketed, installed, sold or provided by the Company or any of its Affiliates.

(vi)             “Restricted Period” means that period beginning on the Effective Date and continuing through the Term and for a period thereafter of one year immediately following the termination of this Agreement for any reason or expiration of the Term.

(vii)           “Restricted Territory” means anywhere in the United States or Canada.

(viii)         “Representatives” mean the partners, members, managers, directors, officers, employees, agents, advisors (including, without limitation, attorneys, accountants, investment bankers, and consultants), lenders, and all affiliates, of a specified party.

(b)               Acknowledgements. Employee hereby acknowledges and agrees that: (i) the covenants and agreements of Employee contained herein are reasonably necessary to protect the interests of the Company and are not greater than are necessary for the protection of the Company in light of the substantial harm that it and its Affiliates might suffer should Employee breach any of the provisions of said covenants or agreements, (ii) the period of restriction and geographical area of restrictions contained herein are fair and reasonable, and the nature, kind and character of the activities Employee is prohibited to engage in are reasonable and necessary to protect the Company and its Affiliates, (iii) the products and services of the Company are or are intended to be marketed, distributed, sold, installed and provided throughout the Restricted Territory, and it competes with other businesses that are or could be located in any part of the Restricted Territory, (iv) the covenants and agreements of Employee contained herein are material inducements for the Company to enter into this Agreement, and Employee desires that the Company enter into this Agreement and Employee will materially benefit herefrom, and (v) the disclosure by Employee of any Confidential Information to competitors or potential competitors of the Company or its Affiliates may place the Company or its Affiliates at a competitive disadvantage and may do monetary or other damage to the Company or its Affiliates. By reason of the abilities and experience of Employee, the enforcement of the covenants and agreements set forth in this Section 10 will not prevent him from obtaining other suitable employment or earning a livelihood in his profession.

(c)                Non-Competition.

(i)                 Employee acknowledges that the Confidential Information in his possession would enable Employee to establish goodwill with the Customers and potential Customers, and vendors and suppliers, who provide products and services to or on behalf of the Company, or who receive products or services from the Company and that the Confidential Information constitutes a valuable asset of the Company or its Affiliates. Employee also acknowledges that he has developed relationships with Customers, potential Customers, vendors, suppliers, employees, contractors or potential contractors and consultants or potential consultants of the Company. Employee further acknowledges and agrees that the scope of the Restricted Territory and Restricted Period is reasonable and necessary to protect the legitimate business interests of the Company and its Affiliates.

(ii)               Accordingly, Employee agrees that during the Restricted Period Employee and each Affiliate of Employee shall not, anywhere in the Restricted Territory, directly or indirectly, either alone or in conjunction with any other Person, conduct, engage in, render services or advice to, finance or participate or become interested in (in any manner, whether as manager, employee, officer, director, consultant, contractor, owner, partner or otherwise, or through equity ownership or other investment or financial interest) any company, enterprise, venture, entity, business or other Person (other than the Company or its Affiliates) that engages or proposes to engage in the design, development, manufacture, production, distribution, marketing, installation or sale of any mercury removal products or business or related equipment, supplies or products, that is or are, in whole or in part, the same as, similar to, substitutes for or competitive with any of the Company’s products or services; provided however, that the foregoing restriction shall not apply to the ownership of less than one percent of the outstanding equity securities of a Person having securities that are listed for trading on a national securities exchange, subject to the other restrictions and covenants in this Agreement.

(d)               Non-Disclosure of Trade Secrets and Confidential Information.

(i)                 Employee shall not, at any time from and after the Effective Date, directly or indirectly, in any manner or capacity either alone or in conjunction with any other Person, transmit or disclose any Confidential Information to any Person, concern or entity, and shall not make use of any such Confidential Information, directly or indirectly except to advance the interests of the Company and its Affiliates; provided, however, that Employee may disclose or use any Confidential Information to the extent, and only to the extent, that such Confidential Information is required to be disclosed (i) in the course of performing Employee’s duties on behalf of the Company as an employee, or (ii) by law, provided that Employee must give the Company reasonable advance written notice of the proceeding or legal requirement requiring such disclosure, so that the Company may seek a protective order if it chooses to do so.

(ii)               Upon termination or expiration of the Term or Employee’s employment or the request of the Company, Employee shall deliver to the Company all documents and materials reflecting Confidential Information in the possession or control of Employee, and shall not retain any copies of any such documents or materials.

(iii)             The restrictions of this Section 10(d) shall apply regardless of whether the Confidential Information is in written, graphic, computer, recorded, photographic or any machine-readable form, is orally conveyed to or is otherwise known by Employee.

(e)                Non-Solicitation, Non-Interference.

(i)                 Employee acknowledges and agrees that valuable relationships have been or will be established between the Company or its Affiliates and their respective Customers or potential Customers, and that such relationships constitute or will constitute a valuable asset of the Company or its Affiliates.

(ii)               Accordingly, Employee agrees that, during the Restricted Period, with respect to the Business (as defined below) of the Company, neither Employee nor any Affiliate of Employee shall directly or indirectly, in any manner or capacity either alone or in conjunction with any other Person, solicit, entice, divert, take away or sell or market to, or attempt to solicit, entice, divert or take away or sell or market to, any Customer, or potential Customer having relations with the Company or any of its Affiliates. The “Business” means mercury emissions control, technology relating thereto and the activities directly related to such business.

(iii)             Employee further agrees that, during the Restricted Period, neither Employee nor any Affiliate of Employee shall, directly or indirectly, in any manner or capacity either alone or in conjunction with any other Person, induce or entice or attempt to induce or entice any Customer, potential Customer, vendor, supplier, distributor, dealer or other Person having relations with the Company or any of its Affiliates to breach, terminate, limit or modify any existing contract or other business arrangement with the Company or any of its Affiliates or take any other action intended to damage or impair any relationship between the Company or any of its Affiliates and any Customer, potential Customer, vendor, supplier, distributor or other Person having business relations with the Company or any of its Affiliates.

(f)                Non-Solicitation of Employees. Employee acknowledges and agrees that the Company’s and its Affiliates’ arrangements, agreements and relationships with their respective employees and independent contractors and the services provided by such employees and independent contractors are integral to the operations of the Company and its Affiliates and that the loss of such arrangements, agreements and relations would result in irreparable damages to the Company and its Affiliates. Accordingly, Employee agrees that during the Restricted Period neither Employee nor any Affiliate of Employee shall, directly or indirectly, in any manner or capacity either alone or in conjunction with any other Person, solicit, entice, divert, take away, hire or engage, or attempt to solicit, entice, divert, take away, hire or engage, any Person who is an employee or independent contractor of the Company or any of its Affiliates who has been so employed or contracted at any time during the 24 months prior to such solicitation, enticement, diversion, taking away, hiring, engagement or attempt (it being conclusively presumed by the parties so as to avoid disputes that any such action within such 24 month period is in violation of this clause).

(g)                Third Party Information. Employee acknowledges that the Company and its Affiliates have received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and/or its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. To the extent it is identified by the Company or the third party to Employee as such, during the Term and thereafter, Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel and advisors who need to know such information in connection with their work for the Company) or use Third Party Information, except as necessary in connection with the performance of his duties on behalf of the Company as an employee. In addition, in the performance of his duties on behalf of the Company, Employee will not improperly disclose, publish, reverse engineer or use any confidential information or trade secrets of any former employer or other Person to whom Employee has an obligation of confidentiality, nor bring onto the premises of the Company or its Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom the Employee has an obligation of confidentiality unless consented to in writing by that former employer or Person.

(h)               Nondisparagement. During the Term and thereafter, Employee shall not make any statements or comments that disparage the Company or any of its Affiliates, nor any of their products, officers, directors, employees or businesses, other than statements or comments made in good faith (i) to members of senior management or Board of Directors of the Company or its Affiliates in the course of carrying out Employee’s duties on behalf of the Company during the Term, (ii) regarding employees of the Company to members of senior management of the Company or its Affiliates or the applicable employee in connection with internal employee evaluations, reviews or terminations in the course of carrying out Employee’s duties on behalf of the Company during the Term, (iii) in connection with enforcement of this Agreement or claims hereunder or (iv) to the extent required by applicable law, legal process or subpoena. Likewise, the Company will not make any statements or comments that disparage Employee other than in good faith (i) to Employee, (ii) in connection with internal evaluations, reviews or terminations, (iii) in connection with enforcement of this Agreement or claims hereunder, or (iv) to the extent required by applicable law, legal process or subpoena.

(i)                 Enforcement and Remedies.

(i)                 Employee acknowledges and agrees that the covenants set forth in this Section 10 are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. The parties agree that the existence of any claim or cause of action by the Employee against the Company or any of its Affiliates on the one hand, or by the Company or any of its Affiliates against Employee, on the other hand, shall not constitute a defense to the enforcement of the restrictive covenants set forth herein, but shall be litigated separately. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement.

(ii)               The parties hereunder agree that it is their intention that such covenants be enforced in accordance with their terms to the maximum extent possible under applicable law. The parties further agree that, in the event any court of competent jurisdiction shall find that any of such covenants or restrictions is invalid or unenforceable, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the parties in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

(iii)             Without limiting the remedies available to the Company, the parties acknowledge that a breach of any of the covenants contained in this Section 10 will result in material, irreparable injury for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof by Employee, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants hereof without the necessity of posting any bond or proving actual damages. Employee hereby waives the claim or defense that an adequate remedy at law for such a breach exists. If Employee breaches any covenant in this Agreement, the applicable period of restriction shall be extended by the period of the duration of such breach. Further, without limiting the remedies available to Employee, the parties acknowledge that a breach of the covenant in Section 10(h) will result in material, irreparable injury for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof by Company, the Employee shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Company from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants hereof without the necessity of posting any bond or proving actual damages, Company hereby waives the claim or defense that an adequate remedy at law for such a breach exists.

(iv)             Employee shall be liable in connection with any breach by Employee or any Affiliate of Employee of the terms of this Agreement. Employee also specifically acknowledges and agrees that the Company shall be entitled to seek monetary damages and other remedies at law for breaches of this Agreement in addition to any injunctive or other equitable relief.

11.              Inventions.

(a)                Employee acknowledges that Employee’s work on and contributions to any documents, programs, designs, methodologies, protocols, inventions, discoveries, innovations, trade secrets, ideas, processes, formulas, data, works of authorship, know-how, improvements, developments, techniques and other expressions in any medium, whether patentable or copyrightable, which have been or will be prepared by Employee, or to which Employee has contributed or will contribute, related to the Company or its Affiliates or their respective businesses and in connection with Employee’s services to the Company or any of its Affiliates, whether before or during the Term (collectively, “Works”), are and will be within the scope of Employee’s services and part of Employee’s duties and responsibilities hereunder. Employee’s work on and contributions to the Works will be rendered and made by Employee for, at the instigation of, and under the overall direction of, the Company, and are and at all times shall be regarded, together with the Works, as “work made for hire” as that term is used in the United States copyright laws. However, to the extent that any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a “work made for hire,” Employee hereby assigns, grants, and delivers exclusively and throughout the world to the Company all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. Employee agrees to cooperate with the Company and to execute and deliver to the Company and its successors and assigns, any assignments and documents the Company requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature, including all copyrights, in and to the Works, and Employee constitutes and appoints the Company as his agent to execute and deliver any assignments or documents Employee fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable. Without limiting the preceding provisions of this Section 10, Employee agrees that the Company may edit and otherwise modify, and use, publish and otherwise exploit, the Works in all media and in such manner as the Company, in its sole discretion, may determine.

(b)               Employee shall disclose promptly to the Company, and only to the Company, any invention or idea of Employee in any way related to the Company or its Affiliates or their businesses and connected with Employee’s services, the research or development of the Company or its Affiliates or demonstrably anticipated research or development (developed alone or with others), conceived or made during the Term and hereby assigns to the Company any such invention or idea. Employee agrees to cooperate with the Company and sign all papers deemed necessary by the Company to enable the Company to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm the exclusive ownership by the Company, of all rights in such inventions, ideas and patents, and irrevocably appoints the Company as its agents to execute and deliver any assignments or documents Employee fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes the Company’s written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (i) at the time of conception or reduction to practice, the invention relates directly to the business of the Company or any of its Affiliates, or to the Company’s or its Affiliates’ actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Employee for the Company or any of its Affiliates.

(c)                All records, designs, patents, business plans, financial statements, manuals, memoranda, customer lists, customer database, rolodex and other property delivered to or compiled by Employee by or on behalf of the Company or any of its Affiliates or representatives, vendors or Customers or potential Customers which pertain to the Company or its Affiliates shall be and remain the property of the Company or its Affiliates, as applicable, and be subject at all times to its discretion and control. This does not include customer lists, customer databases, rolodex or business card files that were the property of Employee before being hired by the Company, even where they have been used by the Employee for the Company’s benefit during the Term. Upon the request of the Company and, in any event, upon the termination of Employee’s employment with the Company, Employee shall deliver all such non-excluded materials to the Company. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company or its Affiliates which are collected by Employee shall be delivered promptly to the Company without request by it upon termination or expiration of Employee’s employment.

12.              Miscellaneous.

(a)                Assignment; Binding Effect. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Employee agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. The Company may assign this Agreement, in whole or in part, to any Affiliate of the Company or to any assignee or successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise, provided, however, that, the Company may not assign this Agreement to a subsidiary without the prior written consent of Employee.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, legal representatives, successors and assigns.

(b)               Complete Agreement; Waiver; Amendment. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties, and supersedes and replaces any and all other agreements or offers, whether written or oral, express or implied, among the parties with respect to the subject matter hereof. This Agreement is the final, complete, and exclusive statement of expression of the agreement among the parties with respect to the subject matter hereof, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This Agreement may not be later modified except by a further writing signed by each of the parties, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

(c)                Notice. All notices and other communications under this Agreement shall be in writing and shall be delivered in person or by reputable overnight delivery (delivery charges prepaid), addressed as follows, and shall be deemed effective and given when delivered in person or on receipt (or when delivery is refused) after dispatch by reputable overnight delivery:

Employee:	Richard H. Gross
2580 Carmel Drive
Lewis Center, Ohio 43035

Company:	Midwest Energy Emissions Corp.
500 West Wilson Bridge Road
Suite 140
Worthington, Ohio 43085
Attention: R. Alan Kelley, President

Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 10(c).

(d)               Remedies On Breach. In addition to, and not in limitation of, the provisions of Section 10 hereof, the parties agree that any breach of this Agreement by either party may cause irreparable damage to the other party, and that in the event of such breach the damaged party shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of any obligations hereunder, without the necessity of posting a bond or other security. With respect to any dispute between the Company and Employee as to the interpretation, terms, validity or enforceability of (including any dispute about the amount of any payment pursuant to) this Agreement, the losing party in such dispute shall pay to the prevailing party all of the prevailing party’s costs and expenses, including reasonable attorneys’ fees in connection with the enforcement of this Agreement.

(e)                Waiver of Breach.  The waiver by either party of a breach of any provisions of this Agreement by either party shall not operate or be construed as a waiver of any subsequent breach by either party.

(f)                Governing Law; Permitted Venue. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Ohio. The parties agree that any dispute arising out of or relating to this Agreement, may be brought in the state or federal courts located in Franklin County, Ohio. Each party hereby waives any objection to the personal or subject matter jurisdiction and venue of such courts.

(g)                Waiver of Right to Trial by Jury. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(h)               Severability. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

(i)                 Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile or scanned or pdf and e-mailed counterpart signatures to this Agreement shall be acceptable and binding on the parties hereto.

(j)                 Construction. The headings in this Agreement are for convenience only, are not a part of this Agreement and shall not affect the construction of the provisions of this Agreement. As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather will be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or the government or judicial authority by reason of such party having or being deemed to have structured or drafted such provision of this Agreement.

[Signature page follows. Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MIDWEST ENERGY EMISSIONS CORP.

By: /s/ R. Alan Kelley

R. Alan Kelley, President

EMPLOYEE:

By: /s/ Richard H. Gross

Richard H. Gross

[Signature Page to Employment Agreement]